Exhibit 10.4

Ethanex Energy, Inc.

Omnibus Equity Incentive Plan

Restricted Stock Agreement

This Restricted Stock Agreement (the “Agreement”) is entered into effective as of the date of grant set forth below (the “Date of Grant”) by and between ETHANEX ENERGY, INC. (the “Company”) and the participant named below (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Company’s Omnibus Equity Incentive Plan (the “Plan”).

Participant:	David J. McKittrick

Address:	5111 Cary Street Road Richmond, Virginia 23226

Total Restricted Shares:	1,000,000

Date of Grant:	December 1, 2006

1. GRANT OF RESTRICTED STOCK.

The Company hereby grants to Participant shares of Restricted Stock in the amount set forth above (the “Restricted Shares”), subject to all of the terms and conditions of this Agreement and the Plan. The Company shall retain custody of the Restricted Shares during the restriction period.

2. RESTRICTION PERIOD.

(a) Provided Participant continues to be employed by the Company, the Restricted Shares shall become vested as follows:

(i)	The Restricted Shares shall not vest until April 9, 2007.

(ii)	On April 9, 2007, 25% of the Restricted Shares shall vest.

(iii)
On the last day of each month beginning May 31, 2007, an additional 2.5% of the Restricted Shares shall vest (e.g., on May 31, 2007 a total of 27.5% Restricted Shares shall be vested, on June 30, 2007 a total of 30% of the Restricted Shares shall be vested, etc.).

(iv)
Notwithstanding the foregoing, the Restricted Shares shall become fully vested upon the Participant’s termination of employment: (i) by the Participant for Good Reason (as defined in the Participant’s Employment Agreement, dated on or around October 9, 2006 (the “Employment Agreement”)); (ii) by the Company for reasons other than for Cause (as defined in the Employment Agreement); (iii) in connection with a Change in Control (as defined in the Employment Agreement); or (iv) upon death or Disability (as defined in the Employment Agreement). (Whether a termination occurs in connection with a Change in Control will be determined by the Committee in its sole discretion.)

(v)	If application of the vesting percentage causes a fractional share, such share shall be rounded down to the nearest whole share.

(b) Restricted Shares that are vested pursuant to the schedule set forth in Section 2 are “Vested Shares.” Restricted Shares that are not vested pursuant to the schedule set forth in Section 2 are “Unvested Restricted Shares.”

3. TERMINATION.

If Participant’s employment with the Company is terminated (i) by the Participant for any reason other than Good Reason or (ii) by the Company for Cause, then all Unvested Restricted Shares or any right or claim to such shares shall be immediately forfeited as of the termination date.

4. NO OBLIGATION TO EMPLOY.

Nothing in the Plan or this Agreement shall confer on Participant any right to continue in the employ of, or other relationship with the Company or limit in any way the right of the Company to terminate Participant’s employment or other relationship at any time, with or without Cause.

5. TAX WITHHOLDING.

Prior to the delivery of Vested Shares to the Participant, the Participant shall pay or provide for any applicable withholding obligations of the Company. The Participant may provide for payment of withholding taxes by requesting that the Company retain the minimum number of Vested Shares with a Fair Market Value on such date equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Vested Shares to the Participant by deducting the Vested Shares retained from the Vested Shares issuable.

6. COMPLIANCE WITH LAWS AND REGULATIONS.

(a) The grant of Restricted Shares and the issuance and transfer of Restricted Shares shall be subject to compliance by the Company and Participant with all applicable requirements of applicable securities laws. If at any time the Committee determines that issuing or delivering Restricted Shares would violate applicable securities laws, the Company will not be required to issue or deliver such shares. The Committee may declare any provision of this Agreement or action of its own null and void, if it determines the provision or action fails to comply with the short-swing trading rules. As a condition to issuing or delivering any Restricted Shares, the Company may require the Participant to make written representations it deems necessary or desirable to comply with applicable securities laws.

(b) No person who acquires Restricted Shares under this Agreement may sell the Restricted Shares, unless the offer and sale are made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), that is current and includes the Restricted Shares to be sold, or an exemption from the registration requirements of the Securities Act.

7. NONTRANSFERABILITY OF RESTRICTED SHARES.

The Restricted Shares may not be transferred in any manner other than by will or by the laws of descent and distribution, unless and until the (i) restrictions lapse, (ii) Vested Shares are delivered to the Participant, and (iii) either (A) the Fair Market Value of the Common Stock beneficially owned by the Participant following the sale or disposition would equal or exceed four (4) times the Participant’s then current base salary or (B) the Board consents to the sale or disposition of such Vested Shares. The terms of this Agreement shall be binding upon the executors, administrators, successors and assigns of Participant.

8. PRIVILEGES OF STOCK OWNERSHIP.

Participant shall, subject to the restrictions set forth in sections 6 and 7 above, have all the rights of a stockholder with respect to the Restricted Shares, including, but not limited to, the right to vote such Restricted Shares and the right to receive all dividends and other distributions paid thereon. Certificates representing the Restricted Shares shall bear a legend referring to the restrictions set forth in the Plan and this Agreement. Any dividends or other distributions on the Restricted Shares shall be paid no later than the end of the calendar year in which the dividends or other distributions are paid to stockholders of Common Stock or, if later, the fifteenth day of the third month following the date on which the dividends or other distributions are paid to such stockholders.

9. INTERPRETATION.

Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant.

10. ENTIRE AGREEMENT.

The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

11. NOTICES.

Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement shall be in writing and shall be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following:

(a)  at the time of personal delivery, if delivery is in person;

(b)  2 business days after deposit with an express overnight courier;

(c)  3 business days after deposit by regular mail.

All notices not delivered personally shall be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address set forth below on the signature lines of this Agreement, or at such other address as such party may designate by one of the indicated means of notice herein to the other parties hereto. Notices to the Company shall be marked “Attention: Chief Financial Officer.”

12. SUCCESSORS AND ASSIGNS.

The Company may assign any of its rights under this Agreement. No other party to this Agreement may assign, whether voluntarily or by operation of law, any of its rights and obligations under this Agreement, except as expressly permitted herein or under the Plan or with the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

13. NO LIMITATION ON RIGHTS OF THE COMPANY.

The grant of the Restricted Shares does not and will not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure, or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.

14. PLAN DOCUMENT CONTROLS.

The rights granted under this Agreement are in all respects subject to the provisions set forth in the Plan to the same extent and with the same effect as if set forth fully in this Agreement. If the terms of this Agreement conflict with the terms of the Plan document, the Plan document will control.

15. GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the state of New York.

16. ACCEPTANCE.

The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof, and accepts the Restricted Shares subject to all the terms and conditions of the Plan and this Agreement.

17. FURTHER ASSURANCES.

The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

18. TITLES AND HEADINGS.

The titles, captions and headings of this Agreement are included for ease of reference only and shall be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” shall mean “sections” and “exhibits” to this Agreement.

19. COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same agreement.

20. CODE SECTION 409A NOT TO APPLY.

It is the Company’s intention that Code Section 409A shall not apply to the Restricted Shares granted hereunder. There shall be no deferral of compensation with respect to the Restricted Shares other than the deferral of recognition of income until the vesting of the Restricted Shares under Section 1.83-7 of the Income Tax Regulations.

21. SEVERABILITY.

If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision shall be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in duplicate by its duly authorized representative and Participant has executed this Agreement in duplicate, effective as of the Date of Grant.

ETHANEX ENERGY, INC. By /s/ Albert W. Knapp, III Albert W. Knapp, III President and Chief Executive Officer	PARTICIPANT: /s/ David J. McKittrick David J. McKittrick